BARBARA K. CEGAVSKE Secretary of State 202 North Carson Street Carson City, Nevada 89701-4201 (775) 684-5708 Website: www.nvsos.gov www.nvsilverflume.gov	Business Number: E6075522020-4 Filing Number: 20201004810 Filed On: 10/27/2020 4:21:00 PM Number of Pages: 4

Profit Corporation:

Certificate of Amendment (PURSUANT TO NRS 78.380 & 78 385/78 390)

1. Entity information	KeyStar Corp Entity or Nevada Business Identification Number (NVID): NV20201760899

2. Restated or Amended and Restated Articles:	N/A

3. Type of Amendment Filing Being Completed:

[X] Certificate of Amendment to Articles of Incorporation (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is Majority

4. Effective Date and Time:	N/A

5. Information Being Changed:

Changes to take the following effect:

[X] Other

Article III, Section 4 be deleted in its entirety and the following inserted in lieu thereof:

There shall be created, out of the twenty five million (25,000,000) shares of Preferred Stock, par value $0.000 I per share, of the Corporation, a series of Series A Convertible Preferred Stock, consisting of two million (2,000,000) shares, which series shall have the following powers, designations, preferences and relative participating, SEE ATTACHED

6. Signature:	/s/ Steven Lane President

Section 4. Series A Convertible Preferred Stock. There shall be created, out of the twenty five million (25,000,000) shares of Preferred Stock, par value $0.000 I per share, of the Corporation, a series of Series A Convertible Preferred Stock, consisting of two million (2,000,000) shares, which series shall have the following powers, designations, preferences and relative participating, optional and other special rights, and the following qualifications, limitations and restrictions:

(a) Designation; Rank. This series of Preferred Stock shall be designated and known as "Series A Convertible Preferred Stock." The number of shares constituting the Series A Convertible Preferred Stock shall be two million (2,000,000) shares. Except as otherwise provided herein, the Series A Convertible Preferred Stock shall, with respect to rights on liquidation, winding up and dissolution, rank pari passu to the Common Stock, par value $0.000 I per share.

(b) Dividends. The holders of shares of Series A Convertible Preferred Stock have no dividend rights except as may be declared by the Board in its sole and absolute discretion, out of funds legally available for that purpose.

(c) Liquidation Preference.

(i) In the event of the liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary (each, a "Liquidation"), the holders of shares of Series A Convertible Preferred Stock then outstanding shall be entitled to receive, out of the assets of the Corporation available for distribution to its stockholders, an amount equal to $0.10 per share of the Series A Convertible Preferred Stock before any payment shall be made or any assets distributed to the holders of the Common Stock. If the assets of the Corporation are not sufficient to pay in full the amount payable to the holders of outstanding shares of the Series A Convertible Preferred Stock as to rights on Liquidation with the Series A Convertible Preferred Stock, then all of said assets will be distributed among the holders of the Series A Convertible Preferred Stock and the other classes of stock ranking pari passu with the Series A Preferred Stock, if any, ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.

(ii) A sale of all or substantially all of the Corporation's assets or an acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, a reorganization, consolidated or merger) that results in the transfer of fifty percent (50%) or more of the outstanding voting power of the Corporation, shall not be deemed to be a Liquidation.

(e) Voting. The holders of Series A Convertible Preferred Stock shall have the right to cast one hundred (100) votes for each share held of record on all matters submitted to a vote of holders of the Corporation's common stock, including the election of directors, and all other matters as required by law. There is no right to cumulative voting in the election of directors. The holders of Series A Preferred Stock shall vote together with all other classes and series of common stock of the Corporation as a single class on all actions to be taken by the common stock holders of the Corporation except to the extent that voting as a separate class or series is required by law.

(f) Optional Conversion of Series A Convertible Preferred Stock. The Holders of Series A Convertible Preferred Stock shall have conversion rights as follows:

(i) Conversion Right. Each share of Series A Convertible Preferred Stock shall be convertible at the option of the Holder thereof and without the payment of additional consideration by the Holder thereof, at any time, into shares of Common Stock on the Optional Conversion Date (as hereinafter defined) at a conversion rate of one hundred (100) shares of Common Stock (the "Conversion Rate") for every one (I) share of Series A Convertible Preferred Stock.

(ii) Mechanics of Optional Conversion. To effect the optional conversion of shares of Series A Convertible Preferred Stock, any Holder of record shall make a written demand for such conversion (for purposes of this Designation, a "Conversion Demand") upon the Corporation at its principal executive offices setting forth therein (i) the certificate or certificates representing such shares, and (ii) the proposed date of such conversion, which shall be a business day not less than fifteen (15) nor more than thirty (30) days after the date of such Conversion Demand (for purposes of this Designation, the "Optional Conversion Date"). Within five days of receipt of the Conversion Demand, the Corporation shall give written notice (for purposes of this Designation, a "Conversion Notice") to the Holder setting forth therein (i) the address of the place or places at which the certificate or certificates representing any shares not yet tendered are to be converted are to be surrendered; and (ii) whether the certificate or certificates to be surrendered are required to be endorsed for transfer or accompanied by a duly executed stock power or other appropriate instrument of assignment and, if so, the form of such endorsement or power or other instrument of assignment. The Conversion Notice shall be sent by first class mail, postage prepaid, to such Holder at such Holder's address as may be set forth in the Conversion Demand or, if not set forth therein, as it appears on the records of the stock transfer agent for the Series A Convertible Preferred Stock, if any, or, if none, of the Corporation. On or before the Optional Conversion Date, each Holder of the Series A Convertible Preferred Stock so to be converted shall surrender the certificate or certificates representing such shares, duly endorsed for transfer or accompanied by a duly executed stock power or other instrument of assignment, if the Conversion Notice so provides, to the Corporation at any place set forth in such notice or, if no such place is so set forth, at the principal executive offices of the Corporation. As soon as practicable after the Optional Conversion Date and the surrender of the certificate or certificates representing such shares, the Corporation shall issue and deliver to such Holder, or its nominee, at such Holder's address as it appears on the records of the stock transfer agent for the Series A Convertible Preferred Stock, if any, or, if none, of the Corporation, a certificate or certificates for the number of whole shares of Common Stock issuable upon such conversion in accordance with the provisions hereof.

(iii) No Fractional Shares. No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Series A Convertible Preferred Stock. In lieu of any fractional share to which the Holder would be entitled based on the number of shares of Series A Convertible Preferred Stock held by such Holder, the Corporation shall issue a number of shares to such Holder rounded up to the nearest whole number of shares of Common Stock. No cash shall be paid to any Holder of Series A Convertible Preferred Stock by the Corporation upon conversion of Series A Preferred Convertible Stock by such Holder.

(iv) Reservation of Stock. The Corporation shall at all times when any shares of Series A Preferred Convertible Stock shall be outstanding, reserve and keep available out of its authorized but unissued Common Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Convertible Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all outstanding shares of the Series A Convertible Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(v) Issue Taxes. The converting Holder shall pay any and all issue and other non-income taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series A Convertible Preferred Stock.